Exhibit 10.04

DATED September 5, 2014

LEAPFROG TOYS (UK) LIMITED

and

ANTONY HICKS

SERVICE AGREEMENT

-i-

THIS AGREEMENT is dated September 5, 2014

Parties

(1)	LEAPFROG TOYS (UK) LTD incorporated and registered in England and Wales with company number 03891265 whose registered office is at 36 Windsor Street, Uxbridge, Middlesex UB8 1AB (the “Company”).

(2)	ANTONY HICKS of [Address Omitted] (“you”)

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Appointment: your employment by the Company on the terms of this Agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

CEO: the Chief Executive Officer of LeapFrog Enterprises, Inc.

Change in Control: the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) any Exchange Act Person (as defined in the Company’s 2002 Equity Incentive Plan) (other than Michael Milken, Lowell Milken, or any combination of the foregoing), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (c) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company; or (d) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition.

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Change in Control Period: the period beginning three (3) months before and ending twelve (12) months after a Change in Control.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company and/or any Group Company for the time being confidential to the Company and/or any Group Company and trade secrets including technical data and know-how relating to the business of the Company and/or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders, management or other business contacts including information that you create, develop, receive or obtain in connection with the Appointment, whether or not such information (if in anything other than oral form) is marked confidential.

Financial Year: the financial year of the Company being the period from 1 April to 31 March each year.

Group Company: Subsidiary and/or Holding Companies of the Company from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Appointment which is not expressly set out in this Agreement or any documents referred to in it.

Restricted Business: the business or parts of the business of the Company and any Group Company with which you were involved to a material extent in the 12 months before the Termination Date.

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Restricted Customer: any firm, company or person who, during the 12 months before the Termination Date, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company and with whom you had material contact or about whom you became aware or informed in the course of employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the 12 months before the Termination Date in the course of your employment.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination: the termination of the Appointment however caused.

Termination Date: the last date of employment, including any notice period under Clause 2.1.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The words “include”, “including”, “without limitation” and any similar phrase will be construed as meaning without limitation.

2.	Term of appointment

2.1	The Appointment shall commence on September 29, 2014 (the “Commencement Date”) and shall continue, subject to the remaining terms of this Agreement, until terminated:

(a)	by the Company providing you with no less than two months written notice; or

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(b)	by you providing the Company with no less than two months’ prior written notice.

2.2	No employment with a previous employer counts towards your period of continuous employment with the Company.

2.3	You consent to the transfer of the Appointment to an Associated Employer at any time provided that your place of work does not change other than in accordance with this Agreement.

3.	Warranties and Conditions

3.1	You represent and warrant to the Company that, by entering into this Agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities or expenses which the Company and/or any Group Company may incur as a result if you are in breach of any such obligations.

3.2	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the Appointment.

3.3	You warrant that you are not subject to any restrictions which prevent you from holding office as a director.

4.	Duties

4.1	You shall serve the Company as Chief International Officer (or such other role as the Board, together with the CEO, considers appropriate from time to time). You shall report directly to the CEO.

4.2	During the Appointment you shall:

(a)	act as a director or officer of the Company and of any Group Company as may be requested by the CEO;

(b)	comply with the articles of association (as amended from time to time) of the Company and any Group Company of which you are a director or officer;

(c)	abide by any statutory, fiduciary or common-law duties to the Company and/or any Group Company of which you are a director or officer;

(d)	not do anything that would cause you to be disqualified from acting as a director or officer;

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(e)	comply with the Company's anti-corruption and bribery policy and related procedures;

(f)	unless prevented by Incapacity, devote the whole of your time, attention and abilities to the business of the Company and any Group Company of which you are an officer;

(g)	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to you by the CEO together with such person or persons as may be appointed to act jointly with you;

(h)	comply with all reasonable and lawful directions given to you by the CEO;

(i)	promptly make such reports to the CEO in connection with the affairs of the Company and/or any Group Company on such matters and at such times as are reasonably required;

(j)	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or officer of the Company and/or any Group Company to the CEO immediately on becoming aware of it;

(k)	use your best endeavours to promote, protect, develop and extend the business of the Company and any Group Company; and

(l)	consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purpose.

4.3	You shall comply with any staff rules, policies and procedures of the Company and/or any Group Company in place from time to time. Such rules, policies and procedures do not form part of this Agreement and the Company may amend them at any time. To the extent that there is any conflict between the terms of this Agreement and such rules, policies and procedures, this Agreement shall prevail.

4.4	All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	Place of Work

5.1	Other than significant overseas work, your normal place of work is your home with visits as and when required to the Company’s offices at 36 Windsor Street, Uxbridge or such other place which the Company may reasonably require for the proper performance and exercise of your duties.

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5.2	You agree to travel on the Company's and/or any Group Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of your duties.

5.3	During the Appointment you shall not be required to work outside the United Kingdom for any continuous period of more than one month.

6.	Hours of work

6.1	Your normal working hours shall be 9:00 am to 5:30 pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of your duties. You acknowledge that you shall not receive further remuneration in respect of such additional hours.

6.2	It is the Company’s understanding that, in accordance with Regulation 20 of the Working Time Regulations (the “WTR”), your working time is not measured or pre-determinable by you. Notwithstanding that, to the extent that Regulation 4(1) of the WTR applies to you, you hereby agree in accordance with Regulation 5 of the WTR that the limit of maximum weekly working time set out in Regulation 4(1) of the WTR will not apply to you during the Appointment. You acknowledge that you may terminate such opt out at any time by giving the Company not less than three months’ written notice.

7.	Salary

7.1	You shall be paid a gross salary of £280,000 per annum (inclusive of any fees due to you by the Company and/or any Group Company as a director or officer of the Company and/or any Group Company) (“Salary”).

7.2	Your Salary shall accrue from day to day and be payable monthly in arrears on or about the last day of each calendar month directly into your nominated bank or building society following deductions for income tax and national insurance contributions, as required.

7.3	Your Salary shall be reviewed by the Board, together with the CEO, annually, the first such review to take place in 2015 at the same time as the salary review of the Company’s other senior executives. The Company is under no obligation to award an increase following a salary review. There will be no review of the Salary after notice has been given by either party to terminate the Appointment.

7.4	The Company may deduct from the Salary, or any other sums owed to you, any money owed to the Company and/or any Group Company by you.

8.	Expenses

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of the Appointment, subject to production of VAT receipts or such other appropriate evidence of payment as the Company may request.

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8.2	You shall abide by the Company's policies on expenses in place from time to time.

9.	Bonus

9.1	For Financial Year 2015 (the annual period ending March 31, 2015), you shall be entitled to receive a guaranteed bonus equal to 75% of the actual Salary accrued by and payable to you in respect of the period from the Commencement Date to the end of Financial Year 2015, which will be payable to you at the same time the Company generally pays bonuses to its other employees (currently expected to be on or before 30 June 2015) (the “Payment Date”).

9.2	In respect of each subsequent Financial Year, you shall be entitled to participate in the bonus scheme for senior executives. The amount of your bonus in any particular Financial Year (if any payable) shall be determined by the Board in its sole discretion based on your and the Company’s, and any relevant Group Company’s, achievement of targets which will be notified to you by the Board from time to time.

9.3	Any bonus payment awarded to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement. If the Company makes a bonus payment to you in respect of a particular Financial Year, it shall not be obliged to make subsequent bonus payments in respect of any subsequent Financial Years.

9.4	The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice to you.

9.5	You will have no right to a bonus or time-apportioned bonus in the event you terminate the Appointment or the Appointment is terminated pursuant to Clause 22.

9.6	Any bonus payments shall not be pensionable.

10.	Stock and stock option schemes

10.1	During the Appointment you will be invited to participate in the LeapFrog Enterprises, Inc. Employee Stock Purchase Plan (the “Plan”) in accordance with the rules of the Plan, as relevant, in force and as amended from time to time. Your participation will be voluntary and will not constitute a contractual entitlement under this Agreement. Any extinction or curtailment of any rights, benefits or expectations under the Plan by reason of any transfer or termination of your Appointment, howsoever arising, will not give rise to any claim for compensation and your rights or benefits under the Plan will be determined in accordance with the Plan rules and not in accordance with the provisions of this Agreement (other than this Clause). The Company reserves the right to modify or alter the Plan at any time for any reason.

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10.2	You will be granted 175,000 stock options (the “Stock Options”) and 100,000 restricted stock units (“RSUs”), both pursuant to the Plan and in accordance with LeapFrog Enterprises, Inc.’s policy with respect to grant date and vesting commencement date. Subject to your Continuous Service (as defined in the Plan), (a) one-quarter (1/4) of the Stock Options shall vest on the one-year anniversary of the vesting commencement date; thereafter the balance of the Stock Options shall vest over three (3) years, on the monthly anniversary of the vesting commencement date, in thirty-six (36) equal monthly instalments, and (b) one-quarter (1/4) of the RSUs shall vest on the 1st, 2nd, 3rd and 4th year anniversaries of the Vesting Commencement Date. In each Financial Year, you will be considered for an annual equity grant at the same time as the other senior executives at the Company, it being understood that such equity grants are in the sole discretion of the Compensation Committee of LeapFrog Enterprises, Inc.

10.3	If, during a Change in Control Period, the Company terminates your employment other than pursuant to clauses 22.1(a) - 22.1(l), or if you resign as a result of, and within sixty (60) days after the occurrence of, one of the following events without your consent: (a) a material diminution in your authority, duties, or responsibilities within twelve months following a Change in Control; (b) a reduction in your Salary in an amount greater than ten percent (10%) of your Salary prior to such reduction; (c) a change in the geographic location of your workplace by more than fifty (50) miles from its previous location; or (d) a material breach by the Company of this Agreement, the following shall occur: (i) the vesting and exercisability of all outstanding options to purchase the Company’s stock held by you on such date shall be accelerated in full, and (ii) all other stock awards that are held by you on such date shall vest in full, and any reacquisition or repurchase rights held by the Company with respect to such stock awards shall lapse. Any such options shall remain exercisable by you until the period provided by the agreements evidencing such options, but in no event beyond the expiration date of such options. No accelerated vesting benefits will be provided if your employment terminates outside of the Change in Control Period.

11.	Pensions

11.1	You may join the Company's stakeholder pension scheme (the “Scheme”) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. Full details of the Scheme are available from the Human Resources Department.

11.2	You may make contributions to the scheme of an amount up to the lower of 100% of your Salary and the annual allowance set by HM Revenue & Customs from time to time. Such contributions shall be payable in equal monthly instalments in arrears and shall be made by way of deduction from your Salary.

11.3	If you join the Scheme, the Company shall contribute an amount equal to 5% of your Salary or, if lower, the contributions payable by you to the Scheme during each year of the Appointment. The Company's contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

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11.4	A contracting-out certificate is not in force in respect of the Appointment.

12.	Life assurance and private medical insurance

12.1	You shall be entitled to participate in the Company's life assurance scheme and the Company’s private medical insurance scheme subject to:

(a)	the terms of those schemes, as amended from time to time;

(b)	the rules and/or the insurance policy of the relevant insurance provider(s), as amended from time to time; and

(c)	you satisfying the normal underwriting requirements of the relevant insurance provider(s) and the premium being at a rate which the Company considers reasonable.

Full details of the scheme are available from the Human Resource Department.

12.2	If the insurance provider(s) refuse for any reason to provide life assurance benefit and/or private medical insurance benefit to you the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

12.3	The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance and/or private medical insurance scheme(s) (including the level of your cover) at any time on reasonable notice to you.

13.	Directors' and officers' insurance

During the Appointment and for six years following the Termination Date you shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other officers of the Company. A copy of the policy is available from the Human Resources Department.

14.	Car allowance

14.1	Provided that you hold a current driving licence, you shall receive a car allowance for use of your own car of £8,900 per annum which shall be payable together with and in the same manner as the salary in accordance with clause 7. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

14.2	The Company shall reimburse you in respect of fuel costs for business miles at HM Revenue and Customs approved rates.

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14.3	You shall immediately inform the Company if you are disqualified from driving and shall cease to be entitled to receive the allowance under clause 14.1 or reimbursement of fuel expenses under clause 14.2.

15.	Holidays

15.1	You shall be entitled to 25 days' paid holiday in each holiday year (increasing to 27 day’s paid holiday after 3 years of service) together with the usual public holidays in England. The Company's holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro-rata basis.

15.2	Holiday shall be taken at such time or times as shall be approved in advance by the CEO. You shall not, without the consent of the CEO, carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless you have been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

15.3	You shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 15.4 the amount of such payment in lieu shall be 1/260th of your Salary for each untaken day of the entitlement under clause 15.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

15.4	If the Company has terminated or would be entitled to terminate the Appointment under clause 22, or, if you have terminated the Appointment in breach of this Agreement, any payment due under clause 15.3 shall be limited to your statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

15.5	If on termination of the Appointment you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you, by way of deduction from any payments due to you or otherwise, one day's pay calculated at 1/260th of your Salary for each excess day.

15.6	If either party has served notice to terminate the Appointment, the CEO may require you to take any accrued but unused holiday entitlement during the notice period.

15.7	During any continuous period of absence due to Incapacity of one month or more you shall not accrue holiday under this Agreement and your entitlement under clause 15.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below your entitlement under the Working Time Regulations 1998.

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16.	Incapacity

16.1	If you are absent from work due to Incapacity, you must notify the CEO of the reason for your absence as soon as possible on your first day of absence. In all cases of absence a self-certification form must be completed on your return to work. For any period of Incapacity which lasts for more than seven consecutive days, a doctor’s certificate stating the reason for absence must be obtained. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

16.2	During any absence due to Incapacity in excess of six (6) business days in a calendar year, the Company shall pay you Statutory Sick Pay (“SSP”) provided that you satisfy the relevant requirements. Your qualifying days for SSP purposes are Monday to Friday.

16.3	You agree to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor and may disclose its contents with any Group Company.

16.4	The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay or other benefits.

17.	Outside interests

17.1	Subject to clause 17.2, during the Appointment you shall not, except as a representative of the Company or with the prior written approval of the Board and the CEO, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

17.2	Notwithstanding clause 17.1, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) and invest in a real estate company, solely owned by your family; where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company and/or any Group Company.

17.3	You agree to disclose to the Board and the CEO any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board or the CEO, be considered to interfere, conflict or compete with the proper performance of your obligations under this Agreement.

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18.	Confidential information

18.1	You acknowledge that in the course of the Appointment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 18.

18.2	You shall not (except in the proper course of your duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised in advance by the Board and the CEO or required by law;

(b)	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

19.	Intellectual property

19.1	You shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company and/or any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 19.1.

19.2	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 19.1.

19.3	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

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20.	Ceasing to be a director

20.1	Except with the prior approval of the Board and the CEO, or as provided in the articles of association of the Company and/or any Group Company of which you are a director or officer, once appointed, you shall not resign as a director or officer of the Company and/or any Group Company, other than upon your last day of employment with the Company.

20.2	If, once appointed, you cease to be a director or officer of the Company and/or any Group Company (otherwise than by reason of death, resignation or disqualification pursuant to the articles of association of the Company and/or the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with you as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director or officer) shall continue in full force and effect. You shall have no claims in respect of such cessation of directorship or office.

21.	Effect of Termination by Company under Clause 2.1

21.1	In the event Company terminates your employment pursuant to Clause 2.1,

(a)	You will be paid your salary, receive benefits, and your equity will continue to vest, until the Termination Date. For the avoidance of doubt this will include pro-rata vesting for any partial year up to the Termination Date.

(b)	You will receive cash severance benefits equal to six (6) months of your base Salary if notice of termination is given in the nine month period following the Commencement Date and twelve (12) months of your then-current base Salary if notice of termination is given thereafter (the “Base Severance”).

(c)	You will be eligible for a pro-rated bonus based on the portion of the then-current financial year you are an employee (the “Bonus Severance”). The amount of the Bonus Severance is subject to the achievement of the goals under the Company’s then-current bonus plan and approval of the LeapFrog Enterprise, Inc. Compensation Committee. The Bonus Severance will be paid to you on the Company’s regular bonus payment date. The Base Severance and Bonus Severance are collectively referred to as the “Severance Payments.”

21.2	The Company will pay the Base Severance in equal monthly instalments over the 6 or 12 month period following the Termination Date, as applicable per Clause 21(b). The Severance Payments will be less income tax and national insurance contributions. You agree to sign an agreement releasing the Company of any claims you may have against the Company prior to receiving any Severance Payments.

21.3	Nothing in this clause 21 shall prevent the Company from terminating the Appointment in breach.

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21.4	Notwithstanding clause 21.1 you shall not be entitled to the Severance Payments if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 22. In that case the Company shall also be entitled to recover from you any Severance Payments (or instalments thereof) already made.

22.	Termination without notice

22.1	The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(a)	are disqualified from acting as a director or officer or resign as a director or officer from the Company and/or any Group Company without the prior written approval of the Board and the CEO;

(b)	fail or cease to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under the Appointment or are guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company and/or any Group Company;

(c)	are in breach of the Company's anti-corruption and bribery policy and related procedures;

(d)	are guilty of any gross misconduct affecting the business of the Company and/or any Group Company;

(e)	commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse or neglect to comply with any reasonable and lawful directions of the Board and/or the CEO;

(f)	are, in the reasonable opinion of the Board, negligent and incompetent in the performance of your duties;

(g)	are declared bankrupt or makes any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(h)	are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(i)	become of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(j)	cease to be eligible to work in the United Kingdom;

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(k)	are guilty of any fraud or dishonesty or act in any manner which in the opinion of the Board brings or is likely to bring you or the Company and/or any Group Company into disrepute or is materially adverse to the interests of the Company and/or any Group Company;

(l)	are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

22.2	The rights of the Company under clause 22.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by you as having brought this Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

23.	Reserved

24.	Obligations on termination

24.1	On termination of the Appointment (however arising), you shall:

(a)	resign immediately without compensation from any office that you hold in or on behalf of the Company and/or any Group Company;

(b)	transfer, without payment, to the Company or as it may direct any shares or other securities held by you in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates (for the avoidance of doubt, this Clause does not apply to vested equity grants to you as an employee);

(c)	subject to clause 24.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company and/or any Group Company or its or their business contacts, any keys, credit card and any other property of the Company or any Group Company, which is in your possession or under your control;

(d)	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company's premises; and

(e)	provide a signed statement that you have complied fully with your obligations under this clause 24.1 together with such reasonable evidence of compliance as the Company may request.

24.2	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of clause 24.1(a) and clause 24.1(b).

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24.3	Except as set forth in Clauses 10.3 and 22, on termination of the Appointment howsoever arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company and/or any Group Company in which you may participate.

25.	Post-termination restrictions

25.1	In order to protect the confidential information, trade secrets and business connections of the Company and each Group Company to which you have access as a result of the Appointment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

(a)	for six months after the Termination Date solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

(c)	for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	for 12 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)	for 12 months after the Termination Date be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(f)	at any time after the Termination Date, represent yourself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.

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25.2	None of the restrictions in clause 25.1 shall prevent you from:

(a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(b)	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 12 months before the Termination Date.

25.3	The restrictions imposed on you by this clause 25 apply to you acting:

(a)	directly or indirectly; and

(b)	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

25.4	If you receive an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 25, you shall give the person making the offer a copy of this clause 25 and shall tell the Company the identity of that person as soon as possible.

25.5	The Company and you entered into the restrictions in this clause 25 having been separately legally advised.

25.6	Each of the restrictions in this clause 25 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

25.7	If your employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 25, protecting the confidential information, trade secrets and business connections of the New Employer.

25.8	You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 25 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

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26.	Disciplinary and grievance procedures

26.1	You are subject to any disciplinary and grievance procedures implemented by the Company from time to time. Such procedures do not form part of your contract of employment.

26.2	If you want to raise a grievance, you may apply in writing to a member of the Board or the CEO.

26.3	If you wish to appeal against a disciplinary decision you may apply in writing to a member of the Board or the CEO.

26.4	The Board may suspend you, with pay, from any or all of your duties during any period in which the Company is investigating any disciplinary matter involving you or while any disciplinary procedure against you is outstanding.

27.	Data protection

27.1	You consent to the Company and/or any Group Company processing data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you, including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

(b)	your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

27.2	The Company may make such information available to any Group Company, those who provide products or services to the Company and/or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

27.3	You consent to the transfer of such information to any Group Company and the Company's and/or any Group Company's business contacts outside the European Economic Area in order to further its or their business interests even where the country or territory in question does not maintain adequate data protection standards.

28.	Collective agreements

There is no collective agreement which directly affects the Appointment.

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29.	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

30.	Notices

30.1	A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address or fax number given in this Agreement or as otherwise notified in writing to the other party.

30.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service;

(c)	in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service; or

(d)	in the case of fax, at the time of transmission.

30.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

30.4	A notice required to be given under this Agreement shall not be validly given if sent by e-mail.

30.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

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31.	Entire agreement

31.1	This Agreement and any document(s) referred to in it constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Company) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them relating to its subject matter.

31.2	Each party acknowledges that in entering into this Agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

31.3	Each party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract.

31.4	Nothing in this Agreement shall limit or exclude any liability for fraud.

32.	Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

33.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

34.	Third party rights

No person other than a party to this Agreement may enforce any of its terms.

35.	Governing law and jurisdiction

35.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35.2	The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a Deed by LEAPFROG TOYS (UK) LIMITED acting by JOHN BARBOUR:	/s/ John Barbour (sign)

Signed as a Deed By ANTONY HICKS:	/s/ Antony Hicks (sign)

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